Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-143483, No. 333-147735 and No. 333-184800) on Form S-3 and in the registration statements (No. 333-147734, No. 333-156338, No. 333-156341 and No. 333-184801) on Form S-8 of Boulder Brands, Inc. and Subsidiaries of our report dated March 12, 2013 relating to the financial statements of Phil’s Fresh Foods, LLC d/b/a EVOL Foods as of and for the year ended December 31, 2012, which appear in Form 8-K/A of Boulder Brands, Inc. dated February 27, 2014.

/s/ EKS&H, LLLP

February 27, 2014

Boulder, Colorado